Exhibit 99.1

CHF Solutions, Inc. Announces Pricing of Registered Direct Offering Priced At-the-Market

EDEN PRAIRIE, MN, March 30, 2020 (GLOBE NEWSWIRE) -- CHF Solutions (Nasdaq: CHFS) today announced the pricing of a registered direct offering of 5,130,228 shares of its common stock at a price to the public of $0.434 per share, for gross proceeds of approximately $2,226,000, prior to deduction of commissions and offering expenses payable by CHF Solutions. In a concurrent private placement, the Company agreed to issue to the investors in the registered direct offering unregistered warrants to purchase up to 2,565,114 shares of the Company’s common stock.

Ladenburg Thalmann & Co. Inc. is acting as exclusive placement agent in connection with the offering.

The Company intends to use the net proceeds for the offering for general corporate purposes, including the continued investment in commercialization efforts and increasing production of the Aquadex SmartFlow(TM) system.

The warrants to purchase up to 2,565,114 shares of common stock have an exercise price of $0.3715 per share, will be exercisable immediately, and will expire five and a half years from the date of issuance. The Company has agreed to file a registration statement registering the shares of common stock issuable upon exercise of the warrants within thirty days of the closing of the private placement.

The closing of the offering is expected to take place on or about April 1, 2020, subject to the satisfaction or waiver of customary closing conditions.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered pursuant to a "shelf" registration statement on Form S-3 (File No. 333-224881) that was filed by the Company with the Securities and Exchange Commission (SEC) and was declared effective on May 23, 2018. The Company will file a prospectus supplement with the SEC relating to such shares of common stock. Copies of the prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering may be obtained, when available, from Ladenburg Thalmann & Co. Inc., 277 Park Avenue, 26th Floor, New York, NY 10172, or by email at prospectus@ladenburg.com.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the Act), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About CHF Solutions
CHF Solutions, Inc. (Nasdaq: CHFS) is a medical device company dedicated to changing the lives of patients suffering from fluid overload through science, collaboration, and innovation. The company is focused on developing, manufacturing and commercializing the Aquadex SmartFlow(TM) system for ultrafiltration therapy. CHF Solutions is headquartered in Minneapolis, Minn., with wholly-owned subsidiaries in Australia and Ireland. The company has been listed on the Nasdaq Capital Market since February 2012.

About the Aquadex SmartFlow System
The Aquadex SmartFlow system delivers clinically proven therapy using a simple, flexible and smart method of removing excess fluid from patients suffering from hypervolemia (fluid overload). The Aquadex SmartFlow system is indicated for temporary (up to 8 hours) or extended (longer than 8 hours in patients who require hospitalization) use in adult and pediatric patients weighing 20 kg or more whose fluid overload is unresponsive to medical management, including diuretics. All treatments must be administered by a health care provider, within an outpatient or inpatient clinical setting, under physician prescription, both having received training in extracorporeal therapies.

Forward-Looking Statements
Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about about the closing of the offering of securities and the anticipated use of the net proceeds therefrom.  Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our ability to execute on our commercial strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. CHF Solutions does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS

INVESTORS:
Claudia Napal Drayton
Chief Financial Officer, CHF Solutions, Inc.
952-345-4205
ir@chf-solutions.com

MEDIA:
Brad Perriello
Health+Commerce
617-817-1385
brad@healthandcommerce.com

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